UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2012

ALPHA NATURAL RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32331	42-1638663
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

One Alpha Place, P.O. Box 16429
Bristol, VA 24209
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (276) 619-4410

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 16, 2012, Randy L. McMillion, Executive Vice President-Business Excellence, of Alpha Natural Resources, Inc. (the “Company”) notified the Company of his intent to voluntarily retire from employment with the Company effective November 1, 2012 (the “Retirement Date”).

In connection with his retirement, the Compensation Committee of the Company’s Board of Directors approved that Mr. McMillion execute a Separation Agreement and General Release (the “Separation Agreement”) with the Company. The Separation Agreement provides, among other matters, that: (i) Mr. McMillion will be paid his annual base salary of $373,065 in four monthly payments, (ii) equity awards granted to him under the Company’s equity incentive plans will vest on the Retirement Date and, in the case of the performance share unit awards, payment, if any, will continue to be subject to attainment of applicable performance goals, and (iii) from the date of the Separation Agreement to December 31, 2013, Mr. McMillion has agreed not to compete with the Company and its subsidiaries or to solicit their respective customers and employees. Pursuant to the Separation Agreement, Mr. McMillion has, among other matters, agreed to (i) release all claims against the Company and its subsidiaries and (ii) resign from all positions with the Company effective September 18, 2012. In the Separation Agreement, Mr. McMillion has also acknowledged and agreed that he is not entitled to any severance benefits under the Company’s Key Employee Separation Plan.

The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Separation Agreement (Exhibit 10.1 to this Current Report on Form 8-K), which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description
10.1	Separation Agreement and General Release, dated September 18, 2012, by and between Alpha Natural Resources, Inc. and Randy L. McMillion.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alpha Natural Resources, Inc.

Date: September 18, 2012	By:	/s/ Vaughn R. Groves
Name: Vaughn R. Groves
Title: Executive Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
10.1	Separation Agreement and General Release, dated September 18, 2012, by and between Alpha Natural Resources, Inc. and Randy L. McMillion.